EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SM ENERGY REPORTS FIRST QUARTER OF 2016 RESULTS
- INITIAL PERMIAN WELLS EXCEED EXPECTATIONS

•	13.4 MMBoe production; production mix includes 31% oil

•	$182.3 million adjusted EBITDAX

•	$1.0 billion liquidity and flexibility following bank redetermination and new covenants

•	1,255 net acres added at Sweetie Peck in the Permian Basin, increasing net acreage position to 16,443

•	Initial Permian wells significantly exceeding type curve expectations for both Lower Spraberry and Wolfcamp B intervals

DENVER, CO May 3, 2016 - SM Energy Company (NYSE: SM) today announced financial results for the first quarter of 2016 and provided an operations update. In conjunction with this release, the Company posted an investor presentation on its website at www.sm-energy.com with additional first quarter results and operations detail. This presentation will be referenced during the earnings webcast and conference call scheduled for 8:00 a.m. Mountain time (10:00 Eastern time) on May 4, 2016. Further information on the earnings webcast and conference call can be found below.

MANAGEMENT COMMENTARY

President and Chief Executive Officer Jay Ottoson comments:

“2016 is off to a very solid start. First quarter results were right on plan. The bank redetermination process was completed and affords us approximately $1 billion in liquidity and substantially improved financial flexibility. And, we made favorable long-term investments with the purchase of Permian acreage that expands our Sweetie Peck asset and our repurchase of certain senior notes in the market at a discount.

“We are particularly excited about re-starting our drilling program in the Permian Basin, where we are seeing faster drill times, lower costs and better wells. At our Sweetie Peck asset, we completed six wells year-to-date that have been on production for more than one month, four into the Wolfcamp B and two into the Lower Spraberry, all of which are demonstrating production rates that exceed internal expectations, as well as compare very favorably to regional peers. Top tier execution, combined with a near 10% increase in net acreage during the first quarter, put our key Sweetie Peck asset into focus in 2016.”

FIRST QUARTER 2016 RESULTS
First quarter production of 13.4 MMBoe, or 147,500 Boe per day, was 31% oil, 25% NGLs and 44% natural gas. Production benefited from strong initial rates from wells in the Company’s Permian Basin program, where the Company resumed drilling and completion activity early in the quarter. Production was at the high end of guidance and, as expected, declined 10% sequentially as the Company stopped completions activity in the Eagle Ford from mid-fourth quarter of 2015 through February and redirected capital to the Permian Basin.
PRODUCTION - SEQUENTIAL COMPARISON        1Q16        4Q15

Oil (MBbls)                             4.12         4.39
Natural gas (Bcf)                        35.69        40.17
NGLs (MMBbls)                         3.35         3.83
Equivalent (MMBoe)                        13.42        14.91
As previously reported, realized prices dropped significantly in the first quarter of 2016 to average $15.78 per Boe (before the effect of commodity derivatives), a decline of 33% compared with the first quarter of 2015 and a decline of 21% compared with the fourth quarter of 2015. This reflects a quarterly WTI price of $33.41 per barrel, the lowest level since 2003. In addition, first quarter oil price differentials were adversely affected in the Bakken/Three Forks area primarily due to weaker Clearbrook pricing and refinery turnarounds. Benchmark natural gas and NGL prices were down 7% and 13%, respectively, compared with the fourth quarter of 2015.

REALIZED PRICES - SEQUENTIAL COMPARISON

1Q16             4Q15
Pre/Post-Hedge         Pre/Post-Hedge

Oil ($/Bbl)                    25.67/49.94            34.93/55.81
Natural gas ($/Mcf)                 1.87/ 3.02             2.19/ 2.96
NGLs ($/Bbl)                    11.76/13.54            14.99/15.60
Equivalent ($/Boe)                15.78/26.74            20.03/28.40

First quarter lease operating expense (including ad valorem tax) of $4.06 per Boe was down 9% compared with the first quarter of 2015 and down 4% compared with the fourth quarter of 2015, reflecting continued cost savings and efficiencies, particularly in the Permian Basin where lease operating expense declined sequentially 12% per Boe. Total Company transportation expense of $6.06 per Boe was approximately flat, both when compared with the year-over-year and sequential quarters.

First quarter general and administrative expense of $32.2 million was down 26% compared with the first quarter of 2015 and was down 4% sequentially, as the Company focuses on cost control during the current environment of low commodity prices.

Adjusted EBITDAX and adjusted net income are non-GAAP measures. Please reference the reconciliations to GAAP financial statements at the end of this release.

The Company’s adjusted EBITDAX for the first quarter of 2016 was $182.3 million compared with $311.9 million in the first quarter of 2015. Lower adjusted EBITDAX is predominantly due to lower production and commodity prices, partially offset by lower per unit operating costs and lower general and administrative expenses.

The Company’s net loss for the first quarter of 2016 was $347.2 million, or $5.10 per diluted common share, compared with a net loss of $53.1 million, or $0.79 per diluted common share, in the first quarter of 2015. Net income was affected by the factors described above as well as $342.1 million total impairment expense and higher per unit depreciation, depletion and amortization expense.

The Company’s adjusted net loss for the first quarter of 2016 was $56.6 million, or $0.83 per diluted common share, compared with adjusted net income of $14.4 million or $0.21 per diluted common share in the first quarter of 2015. The calculation of adjusted net loss removes non-recurring items and items difficult to estimate in order to present results that can be more consistently compared with prior periods and peer results.
FINANCIAL POSITION AND LIQUIDITY
At the end of the first quarter of 2016, the outstanding principal balance on the Company’s long-term debt was $2.60 billion, comprised of $2.30 billion in senior notes and $0.29 billion drawn on its senior secured credit facility. During the quarter, the Company repurchased $46.3 million aggregate principal amount of senior notes in open market transactions for $29.9 million. As previously announced, the Company amended its senior secured credit facility by adding two covenants including a maximum senior secured debt-to-adjusted EBITDAX (trailing 12 months) ratio of 2.75 times and a minimum adjusted EBITDAX (trailing 12-months) -to-interest ratio of at least 2.0 times; the Company ended the first quarter of 2016 at 0.3 times and 7.9 times, respectively. The amendment also deleted the total debt-to-adjusted EBITDAX covenant. For purposes of peer comparison, at the end of the first quarter of 2016, the Company’s total debt-to-adjusted EBITDAX ratio was 2.6 times.
As previously reported, the Company’s senior secured credit facility has a borrowing base and lender commitments of $1.25 billion, providing liquidity of approximately $1.0 billion.
Included in the 2016 operating plan are expected divestitures of several non-core properties. All of the properties have proved developed producing (PDP) wells, with a combined PDP value of approximately $100 million. The Company has initiated the marketing process for these properties with the expectation of closing the transactions before year-end.
CAPITAL EXPENDITURES AND OPERATIONS
Capital expenditures (before acquisitions) in the first quarter of 2016 were $205.4 million. Capital expenditure guidance for 2016 of approximately $705 million remains unchanged with the expectation that capital activity will be greater in the first half of 2016 than in the second half of 2016.
During the first quarter, the Company recorded acquisition costs of $15.1 million related to the acquisition of acreage in the Permian Basin near the Company’s Sweetie Peck assets.
The Company started the year with six active, operated rigs including two in the Eagle Ford, two in the Bakken/Three Forks, one in the Permian Basin and one in the Powder River Basin. The Company ended the first quarter with four active, operated rigs including one in the Eagle Ford, two in the Bakken/Three Forks and one in the Permian Basin and, subsequent to quarter-end, the Company added a second rig in the Permian Basin. During the first quarter, the company drilled 22 gross/21 net operated wells, completed 11 gross/10 net operated wells and participated in seven net non-operated wells.
PERMIAN BASIN
First quarter of 2016 Permian Basin net production was 554,000 Boe and was 68% oil. The Company re-initiated drilling and completions activity at Sweetie Peck at the start of the year and plans to allocate approximately 30% of 2016 capital expenditures to the area with primary focus on the Lower Spraberry and

Wolfcamp B intervals; however, the Company believes that the Middle Spraberry and Wolfcamp D intervals also offer future upside potential.
To date, well results have been very strong. The Company continues to see superior well performance using optimization techniques such as specialized wellbore placement, zipper fracs, high sand loadings and slickwater fluid. Since 2014, the Company’s drilling and completion costs in the area have declined approximately 53%. During the first quarter and early second quarter, the Company added 1,255 net acres to its key Sweetie Peck asset for approximately $20 million (approximately $5 million of which will be recorded in the second quarter.)
In the current price environment, the Permian Basin provides the strongest returns in the Company’s portfolio, while offering substantial upside for reserve growth.
EAGLE FORD
First quarter of 2016 Eagle Ford net production was 10.1 MMBoe of which 7.6 MMBoe was operated and 2.5 MMBoe was third party operated. Eagle Ford production declined 12% sequentially as the Company and its partner in non-operated areas scaled back activity in the fourth quarter of 2015 as a result of low commodity prices. The Company continues to test variations of completion techniques to drive well performance and reduce costs, with recent drill and completion costs down to approximately $4 million per well for multiple 7,000 foot lateral Upper Eagle Ford wells.
ROCKY MOUNTAIN
First quarter of 2016 Rocky Mountain net production was 2.7 MMBoe and was 81% oil. Regional production included 2.0 MMBoe from the Bakken/Three Forks area with the remainder from the Powder River Basin and other areas. The Bakken/Three Forks continues to deliver solid results with further cost improvements and strong well performance as the Company continues to complete all wells using plug-n-perf technology.
GUIDANCE

Full year 2016 guidance remains unchanged as follows:
Capital expenditures before acquisitions ($MM)        $705
Total production (MMBoe)                    51-55
LOE including ad valorem ($/Boe)                $4.10-4.50
Transportation ($/Boe)                    $6.10-6.30
Production taxes                         ~$1.00 or 5%
G&A ($MM)                            $130-136
Exploration before dry hole expenses ($MM)        $62-66
(this amount is a component of capital guidance)
DD&A ($/Boe)                            $15.50-17.50
Second quarter of 2016 production is expected to range between 13.1 and 13.5 MMBoe and is expected to have a commodity mix that is approximately 31% oil.

COMMODITY DERIVATIVES
As of April 29, 2016
For 2016, the Company has commodity derivatives in place for approximately 40% of expected oil production, 60% of expected natural gas production and 65% of expected NGL production. For 2017, assuming production remains flat, the Company has commodity derivatives in place for approximately 35% of total production, predominantly for natural gas price risk.

PERIOD        OIL              NATURAL GAS            NGLs
Volume/Average Price    Volume/Average Price    Volume/Average Price
(MBbls/$Bbl)         (BBtu/$MMBtu)         (MBbls/$Bbl)
2Q16        1,752/$86.73            20,780/$3.40                2,159/$16.11
3Q16        1,840/$71.80            19,775/$3.33                1,955/$15.60
4Q16        1,399/$67.73            19,904/$3.63                1,790/$15.38
1Q17         560/$44.75            23,594/$3.92                 847/$ 8.63
2Q17         522/$44.75            21,853/$4.17                 787/$ 8.86
3Q17         490/$45.35            20,407/$4.17                 736/$ 9.14
4Q17         463/$44.50            19,165/$4.13                 692/$ 9.10
Note: Volumes for 2Q16 include all commodity contracts for settlement any time during the second quarter of 2016; prices are weighted averages; natural gas contracts reflect regional contract positions and are no longer adjusted to a NYMEX equivalent; NGL prices are at Mt. Belvieu and reflect specific NGL components, 2Q16-4Q16 includes ethane, propane and butanes and 2017 quarters include ethane only.
FIRST QUARTER 2016 WEBCAST AND CONFERENCE CALL

Please join SM Energy management at 8:00 a.m. Mountain time/10:00 a.m. Eastern time Wednesday, May 4, 2016, for a discussion of first quarter financial and operating results via webcast (available live and for replay) on the Company’s website at www.sm-energy.com. Please reference the First Quarter Earnings IR presentation available on the Company’s website.

Alternatively, you may join by telephone with the passcode 90864007 (applicable for live and replay calls) at:
Live - Domestic toll free/International: 877-303-1292/315-625-3086
Replay - Domestic toll free/International: 855-859-2056/404-537-3406

The call replay will be available approximately two hours after the call until May 18, 2016.
FORWARD LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of securities laws, including forecasts and projections. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “plan,” “project,” “will” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include factors such as the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and natural gas liquids prices, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results, including from pilot tests; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected divestiture, joint venture, farm down or similar efforts; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy's 2015 Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.
ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm‑energy.com.
SM ENERGY CONTACTS

INVESTORS:
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507

MEDIA:
Patty Errico, perrico@sm-energy.com, 303-830-5052

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2016

	For the Three Months Ended March 31,
Production Data	2016	2015	Percent Change

Average realized sales price, before the effects of
derivative settlements:
Oil (per Bbl)	$25.67	$38.56	(33)%
Gas (per Mcf)	1.87	2.76	(32)%
NGL (per Bbl)	11.76	16.67	(29)%
Equivalent (per BOE)	$15.78	$23.44	(33)%

Average realized sales price, including the effects of
derivative settlements:
Oil (per Bbl)	$49.94	$58.89	(15)%
Gas (per Mcf)	3.02	3.51	(14)%
NGL (per Bbl)	13.54	22.00	(38)%
Equivalent (per BOE)	$26.74	$33.05	(19)%

Production:
Oil (MMBbl)	4.1	5.2	(21)%
Gas (Bcf)	35.7	45.9	(22)%
NGL (MMBbl)	3.3	3.9	(14)%
MMBOE (6:1)	13.4	16.8	(20)%

Average daily production:
Oil (MBbl/d)	45.3	58.1	(22)%
Gas (MMcf/d)	392.2	510.3	(23)%
NGL (MBbl/d)	36.8	43.3	(15)%
MBOE/d (6:1)	147.5	186.4	(21)%

Per BOE Data:
Realized price, before the effects of derivative settlements	$15.78	$23.44	(33)%
Lease operating expense	3.79	3.96	(4)%
Transportation costs	6.06	6.08	—%
Production taxes	0.66	1.12	(41)%
Ad valorem tax expense	0.27	0.52	(48)%
General and administrative	2.40	2.60	(8)%
Operating profit, before the effects of derivative settlements	$2.60	$9.16	(72)%
Derivative settlement gain	10.96	9.61	14%
Operating profit, including the effects of derivative settlements	$13.56	$18.77	(28)%

Depletion, depreciation, amortization, and asset retirement obligation liability accretion	$15.96	$12.96	23%

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2016

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)	For the Three Months Ended March 31,
	2016	2015
Operating revenues:
Oil, gas, and NGL production revenue	$211,823	$393,315
Net loss on divestiture activity	(69,021)	(35,802)
Other operating revenues	274	8,421
Total operating revenues and other income	143,076	365,934

Operating expenses:
Oil, gas, and NGL production expense	144,543	196,151
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	214,207	217,401
Exploration	15,273	37,407
Impairment of proved properties	269,785	55,526
Abandonment and impairment of unproved properties	2,311	11,627
General and administrative	32,238	43,639
Change in Net Profits Plan liability	(1,260)	(4,334)
Derivative gain	(14,228)	(154,167)
Other operating expenses	6,932	17,119
Total operating expenses	669,801	420,369

Loss from operations	(526,725)	(54,435)

Non-operating income (expense):
Interest income	6	571
Interest expense	(31,088)	(32,647)
Gain on extinguishment of debt	15,722	—

Loss before income taxes	(542,085)	(86,511)
Income tax benefit	194,875	33,453

Net loss	$(347,210)	$(53,058)

Basic weighted-average common shares outstanding	68,077	67,463

Diluted weighted-average common shares outstanding	68,077	67,463

Basic net loss per common share	$(5.10)	$(0.79)

Diluted net loss per common share	$(5.10)	$(0.79)

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
March 31, 2016
Condensed Consolidated Balance Sheets
(in thousands, except share amounts)	March 31,	December 31,
ASSETS	2016	2015

Current assets:
Cash and cash equivalents	$51	$18
Accounts receivable	111,141	134,124
Derivative asset	281,596	367,710
Prepaid expenses and other	12,850	17,137
Total current assets	405,638	518,989

Property and equipment (successful efforts method):
Proved oil and gas properties	6,994,150	7,606,405
Less - accumulated depletion, depreciation, and amortization	(3,385,234)	(3,481,836)
Unproved oil and gas properties	231,060	284,538
Wells in progress	466,403	387,432
Oil and gas properties held for sale, net of accumulated depletion, depreciation, and amortization of $288,592 and $0, respectively	152,725	641
Other property and equipment, net of accumulated depreciation of $34,699 and $32,956, respectively	144,675	153,100
Total property and equipment, net	4,603,779	4,950,280

Noncurrent assets:
Derivative asset	160,732	120,701
Other noncurrent assets	36,907	31,673
Total other noncurrent assets	197,639	152,374

Total Assets	$5,207,056	$5,621,643

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$293,796	$302,517
Derivative liability	8,211	8
Other current liabilities	1,150	—
Total current liabilities	303,157	302,525

Noncurrent liabilities:
Revolving credit facility	293,000	202,000
Senior Notes, net of unamortized deferred financing costs	2,271,472	2,315,970
Asset retirement obligation	105,329	137,284
Asset retirement obligation associated with oil and gas properties held for sale	33,862	241
Net Profits Plan liability	6,351	7,611
Deferred income taxes	563,105	758,279
Derivative liability	78,514	—
Other noncurrent liabilities	43,850	45,332
Total noncurrent liabilities	3,395,483	3,466,717

Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued and outstanding: 68,077,546 and 68,075,700, respectively	681	681
Additional paid-in capital	312,473	305,607
Retained earnings	1,208,900	1,559,515
Accumulated other comprehensive loss	(13,638)	(13,402)
Total stockholders’ equity	1,508,416	1,852,401

Total Liabilities and Stockholders’ Equity	$5,207,056	$5,621,643

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2016

Condensed Consolidated Statements of Cash Flows
(in thousands)	For the Three Months Ended March 31,

	2016	2015
Cash flows from operating activities:
Net loss	$(347,210)	$(53,058)
Adjustments to reconcile net loss to net cash provided by operating activities:
Net loss on divestiture activity	69,021	35,802
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	214,207	217,401
Exploratory dry hole expense	(19)	16,275
Impairment of proved properties	269,785	55,526
Abandonment and impairment of unproved properties	2,311	11,627
Stock-based compensation expense	6,868	6,024
Change in Net Profits Plan liability	(1,260)	(4,334)
Derivative gain	(14,228)	(154,167)
Derivative settlement gain	147,028	161,229
Amortization of deferred financing costs	(920)	1,957
Non-cash gain on extinguishment of debt, net	(15,722)	—
Deferred income taxes	(195,039)	(33,727)
Plugging and abandonment	(604)	(2,425)
Other, net	128	1,496
Changes in current assets and liabilities:
Accounts receivable	26,922	69,527
Refundable income taxes	5,085	(544)
Prepaid expenses and other	(101)	1,825
Accounts payable and accrued expenses	(52,294)	(45,416)
Accrued derivative settlements	4,318	(1,096)
Net cash provided by operating activities	118,276	283,922

Cash flows from investing activities:
Net proceeds from the sale of oil and gas properties	1,206	21,573
Capital expenditures	(176,370)	(544,965)
Acquisition of proved and unproved oil and gas properties	(15,044)	(10,069)
Other, net	885	(997)
Net cash used in investing activities	(189,323)	(534,458)

Cash flows from financing activities:
Proceeds from credit facility	317,000	560,000
Repayment of credit facility	(226,000)	(309,500)
Cash paid to repurchase Senior Notes	(19,917)	—
Other, net	(3)	(62)
Net cash provided by financing activities	71,080	250,438

Net change in cash and cash equivalents	33	(98)
Cash and cash equivalents at beginning of period	18	120
Cash and cash equivalents at end of period	$51	$22

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2016

Adjusted Net Income (Loss)
(in thousands, except per share data)

Reconciliation of net income (loss) (GAAP)	For the Three Months Ended
to adjusted net income (loss) (Non-GAAP):	March 31,
	2016	2015

Actual net loss (GAAP)	$(347,210)	$(53,058)

Adjustments net of tax: (1)
Change in Net Profits Plan liability	(800)	(2,730)
Derivative gain	(9,035)	(97,125)
Derivative settlement gain	93,363	101,574
Net loss on divestiture activity	43,828	22,555
Impairment of proved properties	171,313	34,981
Abandonment and impairment of unproved properties	1,467	7,325
Gain on extinguishment of debt	(9,983)	—
Other, net (2)	478	914

Adjusted net income (loss) (Non-GAAP) (3)	$(56,579)	$14,436

Adjusted net income (loss) per diluted common share:	$(0.83)	$0.21

Diluted weighted-average shares outstanding	68,077	67,915

(1) Adjustments are shown net of tax and are calculated using a tax rate of 36.5% and 37.0% for the three months ended March 31, 2016 and 2015, respectively, which approximates the Company's statutory tax rate for the respective periods, as adjusted for ordinary permanent differences.

(2) For the three-month period ended March 31, 2016, the adjustments are related to impairment of materials inventory and an adjustment relating to claims on royalties on certain Federal and Indian leases. For the three-month period ended March 31, 2015 the adjustment is related to impairment of materials inventory. These items are included in other operating expenses on the Company's condensed consolidated statements of operations.

(3) Adjusted net income (loss) excludes certain items that the Company believes affect the comparability of operating results. Items excluded generally are non-recurring items or are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash and other adjustments, such as the change in the Net Profits Plan liability, derivative gain, net of derivative settlement gains, impairments, and net loss on divestiture activity. The non-GAAP measure of adjusted net income (loss) is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income (loss) is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income (loss) should not be considered in isolation or as a substitute for net income (loss), income (loss) from operations, cash provided by operating activities, or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income (loss) excludes some, but not all, items that affect net income (loss) and may vary among companies, the adjusted net income (loss) amounts presented may not be comparable to similarly titled measures of other companies.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2016

Adjusted EBITDAX (1)
(in thousands)

Reconciliation of net income (loss) (GAAP) to adjusted EBITDAX (Non-GAAP) to net cash provided by operating activities (GAAP)	For the Three Months Ended
	March 31,
	2016	2015
Net loss (GAAP)	$(347,210)	$(53,058)
Interest expense	31,088	32,647
Interest income	(6)	(571)
Income tax benefit	(194,875)	(33,453)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	214,207	217,401
Exploration (2)	13,611	35,732
Impairment of proved properties	269,785	55,526
Abandonment and impairment of unproved properties	2,311	11,627
Stock-based compensation expense	6,868	6,024
Derivative gain	(14,228)	(154,167)
Derivative settlement gain (3)	147,028	161,229
Change in Net Profits Plan liability	(1,260)	(4,334)
Net loss on divestiture activity	69,021	35,802
Gain on extinguishment of debt	(15,722)	—
Other, net	1,692	1,450
Adjusted EBITDAX (Non-GAAP)	$182,310	$311,855
Interest expense	(31,088)	(32,647)
Interest income	6	571
Income tax benefit	194,875	33,453
Exploration (2)	(13,611)	(35,732)
Exploratory dry hole expense	(19)	16,275
Amortization of deferred financing costs	(920)	1,957
Deferred income taxes	(195,039)	(33,727)
Plugging and abandonment	(604)	(2,425)
Other, net	(1,564)	46
Changes in current assets and liabilities	(16,070)	24,296
Net cash provided by operating activities (GAAP)	$118,276	$283,922

(1) Adjusted EBITDAX represents net income (loss) before interest expense, other non-operating income or expense, income taxes, depletion, depreciation, amortization, and accretion expense, exploration expense, impairments, non-cash stock-based compensation expense, derivative gains and losses net of settlements, change in the Net Profits Plan liability, and gains and losses on divestitures. Adjusted EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items that are generally one-time in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDAX is a non-GAAP measure that is presented because the Company believes it provides useful additional information to investors and analysts, as a performance measure, for analysis of the Company's ability to internally generate funds for exploration, development, acquisitions, and to service debt. We are also subject to financial covenants under our Amended Credit Agreement based on adjusted EBITDAX ratios. In addition, adjusted EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted EBITDAX should not be considered in isolation or as a substitute for net income (loss), income (loss) from operations, net cash provided by operating activities, or profitability or liquidity measures prepared under GAAP. Because adjusted EBITDAX excludes some, but not all items that affect net income (loss) and may vary among companies, the adjusted EBITDAX amounts presented may not be comparable to similar metrics of other companies.

(2) Stock-based compensation expense is a component of exploration expense and general and administrative expense on the accompanying statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the accompanying statements of operations for the component of stock-based compensation expense recorded to exploration expense.

(3) Derivative settlement gain is reported net of the change in accrued settlements between periods in the derivative cash settlements line item on the condensed consolidated statements of cash flows within net cash provided by operating activities.